Exhibit 12

Parker-Hannifin Corporation
Computation of Ratio of Earnings to Fixed Charges
(In thousands, except ratios)

	Nine Months Ended
	March 31,				Fiscal Year Ended June 30,
	2018		2017		2017		2016		2015		2014		2013
EARNINGS
Income from continuing operations before income taxes and noncontrolling interests	$1,204,350		$928,030		$1,328,641		$1,114,728		$1,432,240		$1,556,720		$1,311,001
Adjustments:
Interest on indebtedness, exclusive of interest capitalized	156,580		106,516		157,891		133,004		115,077		79,845		88,668
Amortization of deferred loan costs	4,253		3,133		4,545		3,513		3,329		2,721		2,884
Portion of rents representative of interest factor	29,858		29,751		39,574		39,668		41,886		43,983		44,493
(Income) of equity investees	(34,398)		(29,969)		(42,352)		(25,648)		(23,204)		(11,141)		(247)
Distributed income of equity investees	43,036		30,087		45,760		36,616		31,723		1,661		—
Amortization of previously capitalized interest	98		102		134		152		179		190		193
Income as adjusted	$1,403,777		$1,067,650		$1,534,193		$1,302,033		$1,601,230		$1,673,979		$1,446,992
FIXED CHARGES
Interest on indebtedness, exclusive of interest capitalized	$156,580		$106,516		$157,891		$133,004		$115,077		$79,845		$88,668
Amortization of deferred loan costs	4,253		3,133		4,545		3,513		3,329		2,721		2,884
Portion of rents representative of interest factor	29,858		29,751		39,574		39,668		41,886		43,983		44,493
Fixed charges	$190,691		$139,400		$202,010		$176,185		$160,292		$126,549		$136,045

RATIO OF EARNINGS TO FIXED CHARGES	7.36	x	7.66	x	7.59	x	7.39	x	9.99	x	13.23	x	10.64	x